Exhibit 99.1
FOR IMMEDIATE RELEASE
February 6, 2009
WESTAMERICA BANCORPORATION ANNOUNCES ACQUISITION OF COUNTY BANK
San Rafael, CA: Westamerica Bancorporation (NASDAQ: WABC) announced today its wholly-owned subsidiary bank, Westamerica Bank, entered an agreement with the Federal Deposit Insurance Corporation (“FDIC”) to purchase the assets and assume the deposit liabilities of County Bank (“agreement”). The California Department of Financial Institutions declared County Bank closed today and appointed the FDIC as receiver. Thereafter, Westamerica Bank signed the agreement with the FDIC.
“We are pleased to welcome the customers of County Bank as valued customers of Westamerica Bank. We will be working diligently with County Bank employees and the FDIC to ensure a smooth transition of customer accounts to Westamerica Bank,” said Chairman, President and CEO David Payne. “Delivering superior customer service is our objective. Westamerica Bank has assumed all deposits of County Bank. Customers can rest assured their deposits are safe and sound at Westamerica Bank, which is well-capitalized and highly profitable,” added Payne.
Westamerica Bancorporation will invest capital of approximately $93 million into Westamerica Bank to maintain Westamerica Bank’s well-capitalized condition after purchasing County Bank’s assets from the FDIC. Westamerica Bancorporation has received preliminary approval to receive approximately $83 million from the United States Department of the Treasury (“Treasury”) under the Troubled Asset Relief Program’s Capital Purchase Program (“TARP”). Westamerica anticipates closing the TARP transaction on or about February 13, 2009. Westamerica will issue the Treasury preferred stock yielding five percent per annum and approximately 300 thousand warrants to purchase Westamerica common stock at a price based on Westamerica’s average closing price for the 20 days preceding the TARP closing date.

At December 31, 2008, County Bank reported deposits totaling approximately $1.3 billion. Under the terms of the agreement, Westamerica has the option to purchase, or to assume leases on, County Bank’s 39 branches. Many of Westamerica’s 86 branch locations are in close proximity to County Bank branch locations.
At December 31, 2008, County Bank reported loans totaling approximately $1.2 billion. Under the terms of the agreement, net loan losses and losses on repossessed loan collateral of up to $269 million will be shared with Westamerica absorbing 20 percent of the losses and the FDIC absorbing 80 percent of the losses. Any losses in excess of $269 million will be shared with Westamerica absorbing 5 percent of the losses and the FDIC absorbing 95 percent of the losses. The loss sharing agreement has a term of three years for all loans other than residential loans which have a term of ten years.
Westamerica will apply the mark-to-market provisions of FAS 141R to account for the purchase of assets and assumption of liabilities, including recognition of a core deposit intangible asset. Accounting rules also require recognition of the FDIC’s estimated loss assistance, based on the estimated market value of loans and repossessed loan collateral.
The agreement covers only the assets and liabilities of County Bank. Assets, liabilities and trust preferred debt of County Bank’s former parent company Capital Corp of the West have not been purchased or assumed by Westamerica Bank or Westamerica Bancorporation.
At December 31, 2008, Westamerica Bank operated 86 branches throughout 21 Northern and Central California counties with deposits totaling $3.1 billion and loans totaling $2.4 billion.
Westamerica Bancorporation Web Address: www.westamerica.com
For additional information contact:
Westamerica Bancorporation
Robert A. Thorson — SVP & Chief Financial Officer
707-863-6840

FORWARD-LOOKING INFORMATION:
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements about the Company, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”
Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, including the Company’s Form 10-Q for the quarter ended September 30, 2008, and Form 10-K for the year ended December 31, 2007, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Company’s business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation including the Sarbanes-Oxley Act of 2002 and the Gramm-Leach-Bliley Act of 1999, and mergers and acquisitions.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.
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